Exhibit 10.22
Manufacturing and Supply Agreement
     This Manufacturing and Supply Agreement (the “Agreement”) dated as of March 10, 2010 (the “Effective Date”), is entered into by and between Sourcefire, a Delaware corporation with its principal office located at 9770 Patuxent Woods Drive Columbia, MD 21046 (“Sourcefire”) and Premio, Inc., an Illinois corporation with its principal office located at 918 Radecki Court, City of Industry, CA 91748 (“Premio”). Sourcefire and Premio may each also be referred to herein as a “Party” and collectively the “Parties”.
     WHEREAS, Premio is a contract manufacturer that performs manufacturing services for the production and delivery of technology products;
     WHEREAS, Sourcefire desires to engage Premio to have Premio provide non-exclusive manufacturing services to Sourcefire; and
     WHEREAS, Premio desires to provide Sourcefire with non-exclusive manufacturing services pursuant to which Premio will manufacture products in accordance with specifications prescribed by Sourcefire.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:
DEFINITIONS
As used herein, the following capitalized terms will have the meanings set forth below:
“AVL” or the “Approved Vendor List” means the list of third party vendors approved by Sourcefire that Premio may purchase component parts from.
“Bill of Materials” means the complete and detailed list of all components, materials, and other items, including but not limited to, processors, motherboards, chassis, disk drive, power supplies, the Software Image, cable and mounting brackets, labels and documentation that are necessary for the manufacturing, processing and packaging the Products pursuant to the Specifications.
“Confidential Information” means any and all information and materials disclosed by one Party (“Discloser”) to the other Party (“Recipient”) (whether in writing or in oral, graphic, electronic or any other form) that are marked or described as, identified in writing as, or provided under circumstances indicating that such information and materials are confidential or proprietary. The Confidential Information of Sourcefire includes, without limitation, the Bill of Materials, all Specifications and all information and materials provided by Sourcefire relating to Customers. Information or materials shall not be considered Confidential Information to the extent such information or materials can be shown by the Recipient to have been: (a) available to the public prior to the date of Discloser’s disclosure to Recipient or to have become available to the public thereafter without any unauthorized act or omission by Recipient; (b) rightfully in Recipient’s possession prior to the date of Discloser’s disclosure to Recipient and not otherwise restricted as to disclosure; or (c) disclosed to Recipient without restriction by a third party who had a right to disclose and was not otherwise under an obligation of confidence. Information or materials shall not be deemed to be “available to the public” or to be “in Recipient’s possession” merely if such information or materials can be reconstructed, combined or pieced together from multiple sources that are available to the public or Recipient if no one of those sources actually leads one to the entire combination, together with its meaning and importance.
“Customer” means a third party customer of Sourcefire specified in an Order.
“Do Not Ship List” means a continually updated list of individuals, entities and jurisdictions to which Products and Other Products are forbidden to be shipped pursuant to applicable Laws.
“Intellectual Property” means all present and future copyrights, trade secrets, trademarks, service marks, patents, patent rights, utility models, industrial property rights, mask works, inventions, processes, designs, methods and all other intellectual and proprietary rights, including all applications and registrations with respect thereto, arising under the laws of any country or jurisdiction worldwide.
“Law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy or rule of common law, or any governmental requirement or other governmental restriction or similar form of decision or determination, or any interpretation or administration of any of the foregoing by any national, state or local government (or any association, organization or institution of which any of the foregoing is a member, or to whose jurisdiction any thereof is subject, or in whose activities any thereof is a participant), whether now or hereafter in effect.
“Manufacturing Facility” means (a) a manufacturing facility owned and controlled by Premio, or (b) a third party manufacturing facility affiliated with Premio that has been approved for use pursuant to Section 13.3 at which (in either case) Premio will manufacture, assemble and ship Products and Other Products, as applicable, for a particular Order.
“Order” means a purchase order submitted by Sourcefire to Premio that specifies the Product(s) that are to be manufactured by Premio and shipped by Premio to a Customer and/or the Other Product(s) that are to be shipped by Premio to a Customer.
“Other Product(s)” means a product or component identified either in: an SOW as an “Other Product”, a product or component that is consigned to Premio by Sourcefire or Sourcefire’s supplier, and that is not a “Product” to be manufactured by Premio which in either case is to be distributed by Premio to Customers as requested by Sourcefire pursuant to an Order.
“Other Product Price” means the price of the Other Product(s) as referenced in an SOW.

“Product” each Sourcefire product identified in an SOW that will be manufactured by Premio in accordance with the Specifications, excluding any Other Product (as defined above).
“Product Price” means the sale price of the completely manufactured Product as referenced in an SOW to be charged to Sourcefire by Premio which price includes the cost of all components, manufacturing and assembly costs, packaging costs and all related services, but excludes carrier shipping costs, freight charges, any customs duties and value added tariffs and similar type of taxes.
“Specifications” means the design, engineering, functional and/or technical specifications for each Product including, but not limited to, Bill of Materials, assembly drawings, process documentation, test specifications, current revision number and all applicable third party components. The Specifications for each Product will be set forth in the applicable SOW and other documentation provided by Sourcefire.
“Software Image” means the applicable software for each Product provided by Sourcefire which when integrated by Premio with the hardware components listed in the Bill of Materials, will form such Product.
“SOW” means each Statement of Work attached to this Agreement that sets forth the scope of services to be provided by Premio to Sourcefire with respect to the manufacturing, packing, delivery and warranty returns of Products and Other Products, as applicable.
1. RELATIONSHIP OVERVIEW
1.1. Manufacture and Supply Relationship. This Agreement will govern all transactions between the Parties with respect to (a) the supply of all components included in the Bill of Materials, (b) the manufacture of Products by Premio including, but not limited to, the design, testing and configuration services, production and supply chain process and quality control procedures to be implemented by Premio while manufacturing Products, (c) the shipment of Products and Other Products by Premio to Customers, and (d) the return of Products and Other Products by Customers to Premio.
1.2. Statements of Work. The Parties may enter into one or more SOWs during the term of this Agreement which may set forth the Specifications and other relevant details with respect to the design, testing, manufacturing, shipment, delivery and warranty return procedures for each Product and any Other Products. Each SOW will expressly reference this Agreement, shall be signed by both Parties and will be attached hereto as an exhibit and incorporated by reference into this Agreement. The Parties may enter into one SOW for all the Products and Other Products, or enter into separate SOWs for one or more Products and Other Products. In the event of a conflict between the terms of this Agreement and the terms of an SOW, the terms of the SOW will control with respect to such conflict, unless specifically set forth otherwise in this Agreement.
1.3. Program Manager/Team. Sourcefire and Premio each shall designate a program manager (each, a “Program Manager”) who shall be the principal point of contact for each Party for all matters relating to this Agreement.

2. PRODUCT MANUFACTURING
2.1. Product Specifications. Premio shall provide Sourcefire with Premio’s proposed manufacturing procedure instructions (“MPI”), testing procedure instructions (“TPI”) and quality management system (“QMS”) before manufacturing Products, unless specified otherwise in an SOW. Premio shall manufacture all Products in accordance with (a) the Specifications, (b) the manufacturing requirements set forth in Section 2.4, and (c) the quantities and other terms set forth in each Order.
2.2. Changes to Product Specifications. At any time and from time to time, Sourcefire may, by written change order, request changes to the Specifications for any Product (“Requested Change Order”). Upon receipt of the Requested Change Order, the Parties agree that: (a) Premio shall notify Sourcefire in writing of any impact information as deemed relevant and material by Premio, particularly with respect to any terms of this Agreement or any SOW, including, without limitation, cost, Bill of Materials, inventory, delivery time and lead times, Product Prices, labor costs and any other additional costs associated therewith; and (b) Premio will not proceed with a change in the manufacturing process to implement the requested modified Specifications for such Product until: (i) the Parties further agree to a final written change order for such Specifications (“Final Change Order”) incorporating any and all of the Requested Change Order and any changes to the Quarterly Forecast (as defined in Section 5.1), this Agreement and the applicable SOW reflecting the impact information provided by Premio including, without limitation, Product Prices, delivery and lead times, Bill of Materials and costs and the effective date of such Final Change Order; and (ii) Sourcefire authorizes the manufacturing of the Products based upon the Final Change Order commencing on the effective date of such Final Change Order. Premio will not refuse to implement any changes to any Specifications unless Premio reasonably determines that the requested changes are incapable of being implemented in a commercially reasonable manner.
2.3. Approval of Launch Processes. Premio will adhere to the following production process in addition to the processes set forth in each applicable SOW for each Product:
     (a) Prototype. Premio will initially build a prototype of each Product based on the Specifications for such Product. Premio will then test such prototype in accordance with the testing requirements set forth in the TPI and SOW. Sourcefire shall clearly specify all tests that are required to be performed on the Product by Premio in this Agreement or any SOW, and any additional testing or certifications not identified in this Agreement or SOW shall be at Sourcefire’s expense. Upon Sourcefire’s request, Premio will submit to Sourcefire any available test results that are derived from the tests required by this Agreement and all SOWs.
     (b) First Article Production. If Sourcefire, in its sole discretion, determines that the prototype of a Product conforms to all Specifications and satisfies all of Sourcefire’s testing requirements, then Premio shall proceed to the first article production of at least twenty (20) units of such Product, unless Sourcefire requests fewer units be produced. Premio shall not undertake the first article production for any Product until Sourcefire has approved the prototype for such Product. During the first article production process for any Product, Sourcefire shall have the right to be present at the Manufacturing Facility where the first article production takes place. Following completion of the first article production of a Product, Sourcefire shall then determine, in its sole discretion, if Premio has successfully achieved first article production for such Product based on the Specifications and all other testing requirements. If Sourcefire approves the first article production for a Product, then Premio shall be permitted to manufacture and ship such Product to Customers upon receipt of an Order from Sourcefire. If Sourcefire does not approve the first article production for a Product due to the failure to conform with the Specifications or testing requirements provided in the SOW, Sourcefire shall provide Premio with the reasons (in reasonable detail) as to why Premio did not successfully achieve the first article production for such Product and also provide any necessary and specific suggestions and guidelines to assist Premio in achieving approval for first article production. Thereafter, Premio shall proceed again with the aforementioned first article production and approval process set forth in this Section 2.3(b) until the first article production for such Product is approved by Sourcefire.
     (c) Production at Manufacturing Facilities. Premio shall be required to follow the prototype and first article production approval process in Section 2.3(a) and 2.3(b) at each Manufacturing Facility for each Product.
2.4. Manufacturing Requirements. Each Product manufactured by Premio must conform to the Specifications as provided in the applicable SOW before the Product can be shipped by Premio to a Customer. If any Product manufactured by Premio does not conform to the Specifications or pass the applicable testing requirements as provided in the SOW, then Premio shall correct all deficiencies and/or non-conformities and replace or repair such defective Product, at no additional charge to Sourcefire, before such Product is shipped to a Customer. Sourcefire shall have the right, at any time in its sole discretion, to observe Premio’s performance of required testing, provided that such observation does not interfere with Premio’s operations.
2.5. Production Records. Premio shall maintain all quality records and test results required by an SOW for all manufactured Products and deliver them to Sourcefire upon request by Sourcefire. Premio will use commercially reasonable efforts to maintain the accuracy of all such records and test results.
2.6 Rework. In the event any Rework (hereinafter defined) is required by Sourcefire, Sourcefire agrees and acknowledges that such Rework may result in an increased Product Price not contemplated by the Parties in an SOW, or an excusable delay for Premio with respect to its delivery and lead times and materials liability. “Rework” shall mean any change or rework requested by Sourcefire that is not specified in an SOW (and amendments thereto), any software patch or reloading of any software image, and any rework of the Product prior to delivery.
3. MATERIALS MANAGEMENT
3.1. Materials Fulfillment. Except for the Software Image for each Product and any Other Products, each of which may be provided by Sourcefire to Premio, Premio will procure and supply all components listed in the Bill of Materials necessary to manufacture, process, pack and deliver all Products ordered by Sourcefire. Premio may not use any component parts not listed in the Bill of Materials to manufacture the Products without the prior written consent of Sourcefire. Premio will use its commercial best efforts to manage its inventory of such components and purchase such components, except that Premio shall manage such inventory pursuant to any Sourcefire forecast and SOW. Premio shall provide Sourcefire with an inventory report of all finished Products, Products-in-process and components listed in the Bill of Materials on a real time basis upon request. Premio also hereby grants to Sourcefire a non-exclusive, fully paid-up right and license to access and use, on a real time basis, Premio’s on-line supply chain management, enterprise resource planning (ERP) and such other software systems customarily provided to Premio’s customers used to track component and Product inventories and the ordering, production and shipment of all Orders.
3.2. Material Liability. Premio will be responsible for procurement and management of all components and finished Products and Other Products inventory to meet Sourcefire’s requirements and Orders. Premio will use commercially reasonable efforts with the intent to fulfill Sourcefire’s forecasts and requested buffers pursuant to any forecasts provided by Sourcefire under this Agreement or an SOW. Notwithstanding anything to the contrary in this Agreement, if Quarterly Forecast or Order changes by Sourcefire result in unordered but originally forecasted inventory of finished Products or component parts that Sourcefire does not order and purchase within the applicable period of such Quarterly Forecast, Sourcefire may be required by Premio to repurchase these inventories provided such inventory was maintained pursuant to such forecast provided by Sourcefire.
3.3. Approved Vendor List. Premio agrees to procure the component parts listed in the Bill of Materials only from vendors listed on the AVL. Sourcefire may amend the AVL at any time upon prior written notice to Premio, except that in the event such amendment materially impacts and affects, as determined by Premio, the terms and conditions of this Agreement and any SOW including, without limitation, the manufacturing costs, Bill of Materials, delivery and lead times, then the Parties shall amend this Agreement and SOW as necessary. Premio will not deviate from the AVL without Sourcefire’s prior written approval.
4. LICENSES
4.1. License Grant. Sourcefire hereby grants Premio a worldwide, non-exclusive, non-transferable, non-sublicensable and royalty free license under all Intellectual Property rights owned by Sourcefire with respect to the Products to use such Intellectual Property and Confidential Information of Sourcefire solely to manufacture the Products at the Manufacturing Facilities and to perform the services required by this Agreement.
4.2. Restrictions; Reservation of Rights. Each Party agrees to use the other Party’s Intellectual Property and Confidential Information only to manufacture Products or to perform its obligations or exercise its rights under this Agreement. Premio shall not (a) license, distribute or otherwise make the Software Image available to any third party that has not been approved by Sourcefire, or (b) reverse engineer, decompile, disassemble or otherwise attempt to determine the source code of the Software

Image. Any rights in Sourcefire’s Intellectual Property and Confidential Information not expressly granted to Premio under this Agreement are reserved by Sourcefire; any rights in Premio’s Intellectual Property and Confidential Information not expressly granted to Sourcefire under this Agreement are reserved by Premio.
4.3. Information Exchange. Each Party shall provide the other Party with such Confidential Information as it determines in its sole discretion is necessary to facilitate Premio’s manufacturing of the Products. At either Party’s request, each Party shall answer all reasonable questions with respect to the Confidential Information disclosed by the other Party. All information disclosed by Sourcefire with respect to the Specifications shall constitute the Confidential Information of Sourcefire.
5. FORECASTING AND ORDERING
5.1. Forecast. On or before the forty-fifth (45th) day prior to the beginning of each calendar quarter, Sourcefire will provide Premio with a non-binding quarterly forecast which shall include a forecast for the next calendar quarter and guidance with respect to the calendar quarter following such next quarter (each, a “Quarterly Forecast”) to assist Premio in managing its inventory of components and production planning for the next two (2) calendar quarters. All Quarterly Forecasts shall be by region and Product, unless set forth otherwise in an SOW. Sourcefire may also submit periodic updates to a Quarterly Forecast which updates shall be deemed to amend, and be incorporated into, such Quarterly Forecast. Premio shall have five (5) business days from receipt of a Quarterly Forecast (or any update thereto) to provide notice to Sourcefire that in Premio’s reasonable judgment that Premio will be unable to manufacture and deliver all of the Products required by such forecast. If Premio does not provide Sourcefire with any such notice within the required 5-day period, then Premio shall be deemed to have accepted such forecast. Sourcefire acknowledges that (a) certain products have long component lead times (10 – 13 weeks), and (b) the transit time to the APAC and/or EMEA regions may add up to five (5) weeks to a production schedule, thus Sourcefire will use commercially reasonable efforts to provide Premio with a forecast that takes such lead times into account. Notwithstanding anything to the contrary in this Agreement or any SOW, Sourcefire acknowledges and agrees that (a) Premio may maintain appropriate inventories of finished goods, components or parts for the manufacture of the Products pursuant to the Quarterly Forecasts provided by Sourcefire which includes any Quarterly Forecast and guidance that Sourcefire provides to Premio with respect to any quarter that follows the quarter for which the then most current Quarterly Forecast has been provided; and (b) Sourcefire shall be liable to Premio for any such inventories maintained by Premio pursuant to the Quarterly Forecasts and related guidance provided by Sourcefire even if such forecasts and guidance are later amended or updated.
5.2. Orders. Sourcefire shall have the right under this Agreement to purchase Products and request delivery of the purchased Products and the Other Products to Customers by issuing Premio an Order. Each Order will include the following information: (a) the Order number; (b) the quantity of each Product ordered and Other Products to be delivered; (c) Customer name and delivery location; (d) requested shipment and delivery dates; and (e) if applicable, Sourcefire’s commercial invoice for international shipments. Sourcefire may place Orders by mail, e-mail, facsimile or pursuant to an on-line supply chain ordering system that can readily be accessed by Sourcefire and Premio.
5.3. Manufacturing Capacity. This section 5.3 shall only apply to Products manufactured by Premio and shall not apply to any Other Products. Based on the Quarterly Forecasts provided by Sourcefire under Section 5.1 of this Agreement, Premio will ensure that its manufacturing capacity is able to reasonably support Sourcefire’s demand for all Orders, except for any change orders (other than a Final Change Order) or any Rework. In the event Sourcefire’s Orders for Products exceeds a Quarterly Forecast that Premio relied upon to forecast Premio’s manufacturing capacity, Premio shall review its manufacturing capacity and inform Sourcefire within five (5) business days or as soon as reasonably practical as to whether Premio is able to manufacture and sell to Sourcefire each Product identified in such Order. Premio will also reasonably attempt to ensure that materials are available to satisfy and support the planned delivery dates and other service and support requirements of this Agreement pursuant to the Quarterly Forecasts. Unless otherwise agreed to in an Order or an SOW, Premio shall use the Manufacturing Facility that (a) is the most cost effective with respect to production, shipping and delivery costs, and (b) allows for timely delivery of an Order to a Customer. Notwithstanding the foregoing, Sourcefire shall have the right to determine which Manufacturing Facility shall be used to manufacture any Products for a particular Order, subject to Premio’s manufacturing capacity.
5.4. Suspension of an Order and Cancellation. If Premio fails to deliver any Product or Other Product within five (5) business days after the agreed delivery date, and the delay is not caused by Sourcefire, or excused by Sourcefire due to a force majeure condition or a common carrier delay, then Sourcefire may immediately suspend the applicable Order and cancel, in whole or in part, the delayed portion of such Order.
5.5. Best Effort. Notwithstanding the foregoing, Premio shall use its commercial best efforts to deliver delayed products expeditiously.
6. PACKING, SHIPPING AND DELIVERY
6.1. Packing. Premio shall pack, mark and prepare each Product and Other Product for shipment in a manner that is commercially reasonable to attempt to prevent damage under normal handling during loading and unloading, shipping and storage in accordance with any shipping/delivery instructions provided by Sourcefire under an SOW. Sourcefire shall be responsible for (a) providing Premio with the Other Products that Sourcefire desires to be shipped to Customers, and (b) the costs of any additional packaging materials, designs, or requirements of Sourcefire which are beyond those ordinarily provided by Premio or beyond those agreed upon in an SOW.
6.2. Shipping Documentation. The Order number and quantity of Products and Other Products contained in each package shall be marked on all packing cartons, shipping papers and subordinate documents. A packing list must be included for every Sourcefire shipment and it will identify the total number of Products and Other Products included in the shipment and the listing of the unique product serial numbers applicable to the shipment.

6.3. Do Not Ship List. Premio shall not ship any Products or Other Products in violation of any export or import Laws. In furtherance of this objective, Premio shall (a) obtain, and at all times use, a Do Not Ship List from a reputable third party provider, (b) compare the destination and recipient specified in each Order to such Do Not Ship List, and (c) not ship any Products or Other Products to any individuals, entities or jurisdictions that are on the Do Not Ship List.
6.4. Shipping. Premio shall notify Sourcefire at the time of each shipment as to the quantity of Products and Other Products shipped and the specific shipping information. Shipping quantities may not vary from those established by the Order unless otherwise mutually agreed upon in writing by the Parties. In the event any shipment is delayed and may not be timely, Sourcefire may direct Premio to ship such Order by premium transportation designated by Sourcefire and Premio shall bear the expense of any difference in cost due to such premium transportation, provided that such delay: (i) is not in any way caused by Sourcefire and delay by Sourcefire may include, without limitation, any change orders, Rework or any change in forecast, and (ii) is due to Premio’s fault, except that any delay caused by a third party carrier or supplier shall not be Premio’s fault and Premio shall not bear the expense of any difference in cost due to such premium transportation. Premio shall ship all Products and Other Products to the delivery address(es) set forth in the applicable Order. Sourcefire may, from time to time, instruct Premio to deliver all or a portion of an Order to a different location, or to store all or portions of an Order for subsequent shipment at Premio’s facility without charge for up to ninety (90) days following packaging and thereafter subject to charge. Until a Product or Other Product, as applicable, is shipped, Premio shall store such Product and Other Product separately from any other material stocks and in accordance with Sourcefire’s storage requirements, provided Sourcefire provide such storage requirements to Premio in this Agreement or any SOW. Premio assumes all responsibility and liability for any loss or damage to such Product and Other Product while stored at Premio. Unless specifically set forth in an SOW, all freight and transportation costs for the Products and Other Products shall be the responsibility of Sourcefire.
6.5. Delivery. Premio will use reasonable best efforts to meet the requested shipment and delivery dates set forth in each Order, except that, notwithstanding anything to the contrary in this Agreement or any SOW, the Parties agree to reasonably delay as an excusable delay any shipment and delivery dates for any (a) Orders that exceed the requirements of a Quarterly Forecast that has been accepted by Premio (as provided under Section 5.1), (b) changes to Specifications (as provided under section 2.2), any Rework (as provided under section 2.6) or (c) any delay caused by a third party carrier or supplier. If any shipment or delivery dates are at risk, Premio will notify Sourcefire and work out the best possible delivery schedules with Sourcefire. Premio will deliver all Orders in accordance with the packaging, labeling and shipping requirements set forth in the Specifications, SOW and other reasonable instructions provided by Sourcefire from time to time. Premio shall track all Orders through delivery and shall not ship or deliver partial Orders without the prior approval of Sourcefire.
6.6. Requests for Delayed Delivery. Sourcefire shall notify Premio as soon as possible if an Order needs to be delayed or cancelled. Upon receiving such notice for delay of an Order, Premio will endeavor to postpone component deliveries and finished goods production as requested by Sourcefire to the extent that it is commercially possible and practicable, provided that Sourcefire shall be liable to Premio for any costs and expenses associated with the compliance of such request. Upon receiving such notice for cancellation of an Order, Sourcefire shall be liable to Premio for the costs directly related to such cancellation by Sourcefire including, without limitation, any finished Products, any work-in-process materials associated with the Products, any inventory of components for the Products, any restocking fees charged to Premio by any third party supplier, and any transportation costs.
6.7. Title and Risk of Loss. Premio shall deliver all ordered Products and Other Products to the designated carrier F.O.B. Premio’s shipping dock. The carrier(s) used by Premio for shipment shall be approved by Sourcefire, such approval not to be unreasonably withheld or delayed. Title to and risk of loss of each Product shall pass from Premio to Sourcefire only upon Premio’s delivery of such Product to the designated carrier at Premio’s shipping dock for shipment. Premio will at no time take title to any Other Product. Premio reserves a purchase money security interest in all Products or Other Products that have been ordered and delivered to Customers until Sourcefire pays all prices and charges due to Premio under this Agreement and any SOW for such Products and Other Products.
6.8. Inspection. During normal business hours, upon reasonable notice to Premio, Sourcefire shall have the right, but not the obligation, to (a) inspect the work conducted and services provided by Premio under this Agreement at Sourcefire’s own expense; (b) inspect and test, at Sourcefire’s own expense, the Manufacturing Facility and any vehicles, containers or other equipment used in such work or services, including, without limitation, any areas where components, Products or Other Products are stored, handled, packaged, or manufactured; and (c) inspect and obtain copies of licenses, authorizations, approvals or written communications from any governmental entity or agency applicable or related to such work or services. Sourcefire shall execute any necessary confidentiality agreements as may be required by Premio in connection with any such inspection(s).
7. PRICES AND PAYMENT TERMS
7.1. Product Prices. The initial Product Price for each Product shall be mutually agreed upon by Premio and Sourcefire and set forth in the applicable SOW. Subject to the provisions of this Agreement and those in the applicable SOW, the Product Price for each Product may not be increased without Sourcefire’s prior written consent. The Product Price for a particular Product shall be the same regardless of the Manufacturing Facility used to manufacture such Product, except as set forth in any applicable SOW. The Parties agree to review the Product Prices on an annual basis or at any time as required under this Agreement or any SOW. All pricing for Products shall exclude any freight, shipping, taxes, tariffs or duties, except as specifically set forth in an SOW.
7.2. Payment Terms. Unless otherwise agreed upon in an SOW, Premio shall invoice Sourcefire for each Order at Sourcefire’s principal address set forth above after shipment of such Order by Premio. Sourcefire shall pay Premio net forty-five (45) days from Premio’s date of invoice; all payments will be made only in U.S. Dollars (US$). Sourcefire will advise Premio of any billing discrepancies or disputes about an invoice within ten (10) days of receiving the invoice. Overdue payments shall be subject to a late payment charge of one and one-half percent (1.5%) per month of the overdue amount (but not to exceed the maximum lawful rate). Premio shall also provide Sourcefire with a monthly statement that sets forth all outstanding unpaid invoices.
7.3. Taxes. Except for taxes on Premio’s income, Sourcefire shall pay and be liable for all applicable taxes, duties, freight, tariffs, and related charges, including interest and penalties, that any governmental or taxing authority imposes relating to the sale and/or delivery of Products, services and Other Products by Premio to Sourcefire. All applicable taxes, including, without limitation, sales or use taxes, transaction privilege taxes, gross receipts taxes and other charges such as duties, customs, tariffs, imposts and government-imposed surcharges shall be stated separately on Premio’s invoice. Premio shall remit all such charges to the appropriate tax authority unless Sourcefire provides sufficient proof of tax exemption and informs Premio that it is not required to remit such charges. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which Premio’s collection and remittance of taxes is required by law, Premio shall have sole responsibility for payment of such taxes to the appropriate tax authorities. In the event Premio does not collect tax from Sourcefire when it is legally required to do so, and Premio is subsequently audited by any tax authority, the liability of Sourcefire shall be limited to the tax assessment, with no obligation of reimbursement by Sourcefire to Premio for penalty or interest charges. Each Party is responsible for its own respective income taxes or taxes based upon gross revenues, including, without limitation, business and occupation taxes.
8. CONFIDENTIALITY
8.1. Obligations. Recipient shall not use the Confidential Information of Discloser except for the purpose of performing its obligations and exercising its rights under this Agreement. Recipient shall maintain the Confidential Information of Discloser with at least the same degree of care it uses to protect its own confidential information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Unless Discloser grants specific, written, advance permission to do so, Recipient shall not disclose any Confidential Information to any third party except as provided for in Section 8.2. Recipient shall limit access to the Confidential Information of Discloser to those employees of Recipient who have a need to know such information in order to perform its obligations and exercise its rights under this Agreement and who are bound by written confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Should Recipient determine that it needs to disclose Confidential Information of Discloser to any non-employee (including consultants and contractors) in order to perform its obligations or exercise its rights under this Agreement, Recipient shall not do so without the prior written permission of Discloser. Upon receiving such permission, Recipient may proceed, but only after entering into a written agreement that binds such non-employee to confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Recipient shall be responsible to Discloser for the acts and omissions of any such non-employee with respect to such confidentiality and non-use obligations.
8.2. Exceptions. Recipient may disclose Confidential Information of Discloser to the extent required by Law or order of a court of competent jurisdiction, provided that, in such event, Recipient shall provide Discloser prompt, advance notice of such requirement to allow intervention (and shall cooperate with Discloser) to contest or minimize the scope of the disclosure (including through application for a protective order). Notwithstanding the foregoing, Premio acknowledges and agrees that Sourcefire may be required to file this Agreement (including any exhibits or amendments hereto) with the U.S. Securities Exchange Commission (the “SEC”) and related securities exchanges and government agencies pursuant to its reporting obligations under the Law as a public company, and that all such filings will result in this Agreement becoming a publicly available document. Sourcefire shall make any such filings as is necessary under Law without the prior consent of, or consultation with, Premio.
8.3. Return of Confidential Information. Upon any expiration or termination of this Agreement for any reason or upon the request of Discloser, Recipient shall return or destroy, at Discloser’s option, all Confidential Information of Discloser and any copies thereof. In addition, Recipient shall promptly destroy any electronic or other non-returnable embodiments of the Confidential Information.
8.4. Injunctive Relief. The Parties agree that any breach of Section 8 shall cause irreparable harm and significant injury to the non-breaching Party which may be difficult to ascertain. Accordingly, the Parties agree that each Party shall have the right, in addition to any other remedies available to it, to obtain an immediate injunction, without necessity of posting a bond, enjoining any breach by the other Party of Section 8. Notwithstanding anything in this Agreement to the contrary, Sourcefire shall be entitled under this Agreement to all of the rights and remedies available to a contracting party under the Uniform Commercial Code.
9. REPRESENTATIONS AND WARRANTIES
9.1. Products and Services. Premio represents, warrants and covenants that: (a) it is in good standing under the laws of the State of Illinois; (b) it has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (c) the execution of this Agreement and the performance by Premio hereunder will not violate or conflict with any Law or result in a material breach of any provision or the loss of any material benefit under any agreement to which Premio is a party; (d) the Products manufactured hereunder shall conform to the Specifications and any applicable Order; (e) any services performed hereunder shall be performed in a professional and competent manner and in accordance with the requirements set forth in the applicable SOW; (f) the Products will be free from defects in workmanship and material; and (g) the Products (and components therein) purchased hereunder by Sourcefire shall be new and Premio has good and marketable title to such Products (and the components therein) and there are no liens, claims or encumbrances of any kind whatsoever against the same. The warranties herein contained are not to be deemed exclusive, and Premio shall be entitled to all other warranties and remedies available to it at law or in equity.
9.2. Warranty for DOA (Dead On Arrival). In addition to the representations, warranties and covenants set forth in Section 9.1 and subject to any applicable SOW, Premio will also provide DOA (defined below) warranty repair or replacement, at Sourcefire’s sole discretion, related to materials, workmanship and components of all Products at no cost to Sourcefire and Customers, provided that: (a) Sourcefire submits a DOA claim to Premio within forty-five (45) days following the date a Customer initiates use of such Product, (b) the DOA Product is returned to Premio, and (c) Premio independently verifies that the Product is defective on arrival. Notwithstanding the foregoing, Premio shall not be liable for any software failures related to the Product if the Product conforms to the Specifications. For purposes of this Section 9.2, the term “DOA” means a Product that is found to be defective within forty-five (45) days following the date a Customer initiates use of such Product, except that DOA shall not include damage to the Product during shipment (other than damage caused by Premio). Notwithstanding the foregoing, Premio shall have no obligation under this Section 9.2 if a Product is found to be defective for the first time one hundred and eighty (180) days (or later) from the date of Premio’s invoice to Sourcefire of such Product. For purposes of this section, Sourcefire shall provide Premio on a regular basis initiation or activation reports containing the following minimum information: serial number of each DOA Product and the date each DOA Product was activated or initiated by Sourcefire’s Customer.
9.3. Product Warranty, Remedies and Limitations. Premio also represents, warrants and covenants to Sourcefire that the Products will be free from defects in workmanship and materials, under normal use and service, for a period of one (1) year from Premio’s invoice date, subject to any applicable SOW. The foregoing warranty shall not apply if the identified defects were caused by accident or damage (other than by Premio), improper installation, alteration or misuse of a Product by Customer, improper servicing, power surge, fire or other acts of nature or God. Subject to the SOW, Premio’s sole obligation under this limited warranty shall be, at Sourcefire’s option, to repair the defective Product at Premio’s Manufacturing Facility, deliver to Sourcefire or a Customer a replacement Product, or if neither of the two foregoing options is reasonably possible, a refund will be provided to Sourcefire for the Product Price paid for the defective Product. For any Product replaced or repaired pursuant to the limited warranty in this section, the above warranty will apply to such Product for 90 days from the shipment date or the remainder of the initial warranty based upon the original Premio invoice date, whichever is longer. Upon request by Sourcefire, Premio shall also maintain a reasonable number of Products and Other Products in a separate pool to be used solely to replace Products subject to a warranty claim.
9.4. Compliance with Laws. Premio represents, warrants and covenants that it shall: (a) comply with all Laws applicable to its performance under this Agreement, including, without limitation, all import and export Laws and Laws that prohibit the use of child labor; (b) obtain all necessary domestic and foreign licenses, authorizations, certifications, permits and approvals required to perform under this Agreement; and (c) Premio shall at all times perform any work required under this Agreement safely and in a manner which shall present no threat of bodily injury or property damage, and shall enforce compliance with the highest standards of safety and accident prevention found in applicable Laws.
9.5. Environmental Compliance. Premio further represents, warrants and covenants that:

     (a) Compliance with Environmental Laws. Premio shall comply with all applicable Environmental Laws (defined below) while performing services and manufacturing Products hereunder and obtain and maintain all licenses, authorizations, certifications and approvals required under any applicable Environmental Law in connection with this Agreement. The term “Environmental Laws” means shall mean any and all Laws applicable to Premio’s performance under this Agreement relating to the indoor or outdoor environment, or to the health or safety of natural persons affected by the environment, or to the release or threatened release of Hazardous Materials (defined below) into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, groundwater, sea water, wetlands, land or subsurface strata, or otherwise relating to the use of Hazardous Materials, whether now or hereafter in effect. The term "Hazardous Materials” means any of the following: any chemicals, materials, substances or wastes that are now or hereafter become (a) defined or listed as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or terms of similar import under any Environmental Law, and (b) prohibited, limited or regulated under any Environmental Law.
     (b) Investigation of Hazardous Materials. Premio shall not knowingly permit the release of any Hazardous Material into the environment and, in the event of any such release, shall promptly perform any investigation, study, sampling, testing, cleanup, removal and remedial or other action necessary to remove and clean up any such Hazardous Materials in accordance with the requirements of all applicable Environmental Laws.
     (c) Reporting. If known and confirmed, Premio shall advise Sourcefire of any hazard or toxic substance which is present in or may be encountered by Sourcefire and Customers and their agents and employees in using or possessing the articles or materials furnished hereunder, and Premio shall use its best efforts to minimize the hazard or toxicity thereof. Subject to confidentiality or similar non-disclosure requirements, Premio shall promptly provide to Sourcefire, upon request, copies of all environmental reports or surveys received or developed by Premio pertaining to Premio’s compliance with applicable Environmental Laws as such Environmental Laws apply to Premio’s performance hereunder.
     (d) Environmental Notices. Premio shall deliver the following notices to Sourcefire: (i) promptly upon obtaining knowledge of (x) any fact, circumstance, condition or occurrence that could form the basis of a claim relating to the violation of any Environmental Law resulting from Premio’s performance under this Agreement, or (y) any pending or threatened claim brought by any person or entity relating to the violation of any Environmental Law by Premio, a notice thereof describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that such person or entity has taken or proposes to take with respect thereto and, thereafter, from time to time such detailed reports with respect thereto as Sourcefire may reasonably request; and (ii) promptly upon their becoming available, copies of all written communications with any government authority relating to any Environmental Law or environmental claim arising out of this Agreement.

9.6 Disclaimer. THE FOREGOING WARRANTIES SET FORTH IN SECTION 9 REPLACE AND ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS BY THE PARTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED OR OTHER WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
10. INDEMNIFICATION AND LIMITATION OF LIABILITY
10.1. Indemnification.
     (a) Premio agrees to indemnify, defend and hold harmless Sourcefire, its customers, employees, successors and assigns (all referred to in this Section 10 as “Sourcefire”) from and against any losses, liabilities, costs, damages, claims, fines, penalties and expenses (including, without limitation, costs of defense or settlement and reasonable attorneys’, consultants’ and experts’ fees) that arise out of or result from: (a) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused exclusively by the work or services performed by Premio for the Products; (b) assertions under workers’ compensation or similar acts made by persons employed or engaged by Premio; (c) any breach of any representation or warranty by Premio or failure of Premio to perform its obligations under this Agreement or to comply with any covenant in this Agreement; (d) claims by governmental authorities alleging violation of any Law, including, without limitation, any Environmental Law or import or export Law, in any way arising out of or caused or alleged to have been caused exclusively by Premio’s work or services under this Agreement for the Products provided by Premio; or (e) any actual or alleged environmental claim, or any contamination, damage or adverse effect on the environment or natural resources (including, without limitation, the cost of any investigation or remediation related thereto) in any way arising out of or caused or alleged to have been caused exclusively by Premio’s work or services under this Agreement for any Product provided by Premio.
     (b) Sourcefire agrees to indemnify, defend and hold harmless Premio and its employees, successors and assigns (all referred to in this Section 10 as “Premio”) from and against any losses, liabilities, costs, damages, claims, fines, penalties and expenses (including, without limitation, costs of defense or settlement and reasonable attorneys’, consultants’ and experts’ fees) that arise out of or result from: (a) injuries or death to persons or physical damage to property, excluding theft, in any way arising out of or caused or alleged to have been caused by the Product and Other Products, other than claims directly attributable to Premio’s work or services under this Agreement relating to the Products; (b) assertions under workers’ compensation or similar acts made by persons employed or engaged by Sourcefire; (c) any breach of any representation or warranty by Sourcefire or failure of Sourcefire to perform its obligations under this Agreement or to comply with any covenant in this Agreement; (d) claims by governmental authorities alleging violation of any Law, including, without limitation, any Environmental Law or import or export Law, in any way arising out of or caused or alleged to have been caused by the Product and Other Products, other than claims directly attributable to Premio’s work or services under this Agreement relating to the Products; or (e) any actual or alleged environmental claim, or any contamination, damage or adverse effect on the environment or natural resources

(including, without limitation, the cost of any investigation or remediation related thereto) in any way arising out of or caused or alleged to have been caused by the Product and Other Products, other than claims directly attributable to Premio’s work or services under this Agreement for the Products.
     (c) The obligation of the Party (the “Indemnifying Party”) to indemnify the other Party (the “Indemnified Party”) under this Section 10.1 is expressly contingent upon: (i) the Indemnified Party giving prompt written notice to the Indemnifying Party of any such claim for which indemnification is sought; (ii) the Indemnified Party allowing the Indemnifying Party exclusive control of the defense and any related settlement of any such claim; and (iii) the Indemnified Party furnishing the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s cost and expense, in connection with the claim without prejudicing the Indemnifying Party in any manner. Subject to the foregoing conditions, nothing in this Agreement shall prohibit the Indemnified Party from hiring separate counsel, at the Indemnified Party’s own expense.
10.2. Limitation of Liability. EXCEPT FOR ANY BREACH OF SECTION 4 (“LICENSES”) OR SECTION 8 (“CONFIDENTIALITY”) AND EXCEPT FOR ANY OBLIGATIONS UNDER SECTION 10.1 (“INDEMNIFICATION”), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF USE OR DATA, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS.
11. INSURANCE
11.1. Coverage Amounts. Premio covenants that it will maintain in effect at all times the following insurance:
     (a) Worker’s compensation insurance covering Premio, subcontractors and other associates or employees, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee and employer’s liability insurance with a minimum limit of $1,000,000 per occurrence.
     (b) Comprehensive general liability insurance, including advertising injury and personal injury coverage (“AI/PI”) contractual liability coverage with a minimum combined single limit of $1,000,000 per occurrence/$2,000,000 in the aggregate. This policy shall be endorsed to name Sourcefire, and its directors, officers, employees and successors and assigns, as additional insured parties.
     (c) Automotive liability insurance covering use of all owned, non-owned, and hired automobiles with a minimum combined single limit of $1,000,000 per occurrence for bodily injury and property damage liability.
     (d) Professional liability and errors and omissions liability insurance with minimum limits of $1,000,000 per claim. Coverage shall include subcontractors and temporary employees of Premio as additional insured parties.

The minimum limits of coverage described in this Section 11 are not intended, and shall not be construed, to limit any liability or indemnity of each party under this Agreement.
11.2. Endorsement; Subrogation. Each of the above-referenced insurance coverage policies shall: (a) be endorsed to name Sourcefire as insured parties and/or loss payees; (b) act as primary and non-contributory with respect to any other insurance, captives or self-insurance maintained by Sourcefire, its directors, officers, employees and successors and assigns of each; (c) include waivers of subrogation; and (d) remain in force at all times during the term of this Agreement and for a period of three (3) years thereafter.
11.3. Certificate of Insurance. Premio shall provide Sourcefire with a certificate of insurance evidencing coverage upon the execution hereof. At least thirty (30) days prior to the expiration of any insurance policy, Premio shall provide Sourcefire with appropriate proof of issuance of a renewal policy continuing in force and effect the insurance coverage of the insurance so expiring.
11.4. Changes in Insurance. Premio shall provide Sourcefire with thirty (30) days written notice of any changes in any insurance policy or cancellation thereof; provided, however, that Premio shall not make any material revisions to such policy that may adversely affect Sourcefire’s rights without Sourcefire’s prior written consent (such consent not to be unreasonably withheld).
12. TERM AND TERMINATION
12.1. Term of Agreement. The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect for a period of three (3) years, unless terminated sooner in accordance with applicable conditions stated in this Agreement.
12.2. Grounds for Immediate Termination. Either Party may terminate this Agreement and any or all SOWs immediately without liability for said termination, upon written notice to the other Party, if any one or more of the following events occur: (a) a voluntary or involuntary petition for bankruptcy is filed for, or with respect to the other Party; (b) the other Party is adjudged bankrupt; (c) a court assumes jurisdiction of the other Party’s assets under a federal reorganization act; (d) a trustee or receiver is appointed by a court to control the other Party’s assets; (e) the other Party becomes insolvent or suspends business for any reason; and (f) the other Party makes an assignment of its assets for the benefit of its creditors, except as required in the ordinary course of business.
12.3. Grounds for Termination. In addition to the termination rights set forth in Section 12.2, either Party may terminate this Agreement in the event of a breach of any material term or condition of this Agreement or any SOW by the other Party provided that the breaching Party is provided with written notice of such breach by the non-breaching Party and the breaching Party has thirty (30) days to cure such breach.
12.4. Effect of Termination. Sections 3.2 (“Materials Liability”), 5.1 (Forecast), 8

(“Confidentiality”), 10 (“Indemnification; Limitation of Liability”) and 13 (“Miscellaneous”) shall survive any expiration or termination of this Agreement.
13. MISCELLANEOUS
13.1. Notices. Except as otherwise expressly provided herein, any notice or demand given under the terms of this Agreement or pursuant to statute shall be in writing and shall be delivered in person or sent by facsimile or email transmission (with confirmation of receipt), certified or registered mail, return receipt requested, or by express delivery service or other overnight delivery service, proper postage or other charges paid, and addressed to the respective Parties as follows:
To: Sourcefire
9770 Patuxent Woods Drive
Columbia, MD 21046
Attention: General Counsel
Telephone: 410.423.1994
Facsimile: 410.290.0024
To: Premio, Inc.
918 Radecki Court
City of Industry, CA 91748
Attention: Kevin Wu (Executive Vice President)
Telephone: 626-8393102
Facsimile: 626-8393111
or to such other address as any Party shall designate by proper notice. Notices shall be deemed to have been received as of the date of actual receipt. A signed receipt shall be obtained when a notice is delivered in person. The address for notice set out above may be changed at any time by giving thirty (30) days’ prior written notice.
13.2. Status of the Parties. Premio is engaged in an independent business and shall perform its obligations under this Agreement as an independent contractor and not as an agent or employee of or a joint venturer with Sourcefire. Premio shall be solely responsible for all matters relating to payment of its employees, including, but not limited to, compliance with worker’s compensation, unemployment and disability insurance, social security withholding, and all such matters.
13.3. Subcontractors; Third Party Facilities. Premio shall not use (a) subcontractors to manufacture the Products or (b) utilize a third party manufacturing or warehouse facility that is not owned or controlled by Premio (each, a “Third Party Facility”) to manufacture the Products or to store the Products or Other Products without the prior written consent of Sourcefire. If Sourcefire approves the use of a subcontractor or a Third Party Facility, Premio shall be fully responsible and liable for the acts and omissions of such subcontractor and Third Party Facility. Premio shall indemnify, defend and hold harmless Sourcefire from and against any and all liability for payment of Premio’s permitted subcontractors, suppliers and Third Part Facilities, including without limitation, mechanic’s liens, except that this provision shall not apply for any of vendor on the Approved Vendor List.
13.4. Assignment. Premio shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, any rights or obligations under this Agreement without the prior written consent of Sourcefire. Except as provided herein, any purported assignment, transfer or delegation by Premio shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
13.5. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Maryland without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Maryland to the rights and duties of the parties. The Parties agree that this Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court serving Howard County, Maryland and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.
13.6. Non-Waiver. Failure by either Party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other Party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of such other Party to insist upon strict performance thereof.
13.7. Attorney’s Fees. In the event either Party brings legal action to enforce any provision herein, the prevailing Party shall be entitled to collect from the losing Party reasonable attorneys’ fees and costs incurred.
13.8. Entire Agreement and Modification. No agreement or understanding in any way modifying these terms and conditions, either before or after the execution hereof, shall be binding upon either party unless in writing and signed by both parties. This Agreement, together with any Specifications, SOWs and documents attached hereto and incorporated by reference, constitutes the entire agreement between the Parties. Notwithstanding the foregoing or anything else set forth in this Agreement, the Parties agree that the Product Price and/or Bill of Material for a particular Product may be changed by email correspondence, provided that the email transmissions related thereto include and reference a separate written change order form expressly stating the proposed Product Price and/or Bill of Material change, as applicable, and the Program Manager for each Party expressly approves such written change order form by reply email.
13.9. Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.10 Force Majeure. Except for payment obligations, neither Party shall be responsible for any delay or failure in performance to the extent such delay or failure is caused by fire, embargo, explosion, earthquake, flood, war, labor dispute, government requirements, acts of God, global inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond the Party’s control.
13.11. Headings. The headings of the sections and subsections in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses that they reference.
13.12. Counterparts. This Agreement and any SOW may be executed in counterpart signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
13.13. Termination of NCNR. The Parties acknowledge and agree that Sourcefire submitted a Non-Cancelable/Non-Returnable Product Commitment dated December 22, 2009, January 15, 2010 and February 9, 2010 (each, an “NCNR”) pursuant to which Sourcefire agreed to repay Premio for the advanced purchase of certain components. Premio acknowledges and agrees that upon receipt of the initial Quarterly Forecast from Sourcefire, such NCNRs shall be considered part of the Quarterly Forecast and Sourcefire’s payment obligations to Premio for the components purchased under the NCNRs (and Products manufactured therefrom) shall be governed exclusively by the terms and conditions of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Manufacturing and Supply Agreement to be executed by their duly authorized representatives in one or more counterparts, each of which shall constitute an original, effective as of the day and year set forth above.

Premio, Inc.		Sourcefire, Inc.

By:	/s/ Kevin Wu	By:	/s/ Todd P. Headley
Name:	Kevin Wu	Name:	Todd P. Headley

Title:	Executive Vice President	Title:	Chief Financial Officer

Date:	March 10, 2010	Date:	March 10, 2010

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